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                                                                     EXHIBIT 8.1

                         [LATHAM & WATKINS LETTERHEAD]

                               November 14, 1997

Promus Hotel Corporation
755 Crossover Lane
Memphis, Tennessee 38117

        Re:  Registration Statement on Form S-4 of Parent Holding Corp.

Ladies and Gentlemen:

    We have served as special counsel to Promus Hotel Corporation, a Delaware corporation (the "Company"), in connection with the proposed transactions (the "Mergers") contemplated by the Agreement and Plan of Merger, dated as of September 1, 1997 (the "Merger Agreement"), among the Company, Doubletree Corporation, a Delaware corporation ("Doubletree"), and Parent Holding Corp., a Delaware corporation ("Parent"). As special counsel, we have participated in the preparation of the above-referenced Registration Statement and the exhibits thereto filed with the Securities and Exchange Commission (the "Registration Statement"), including a Joint Proxy Statement/Prospectus of Promus and Doubletree, dated November 14, 1997 (the "Proxy Statement"). Capitalized terms not defined herein have the meanings ascribed to them in the Proxy Statement.

    The facts, as we understand them, are set forth in the Proxy Statement included in the Registration Statement. Based on such facts, it is our opinion that the material United States federal income tax consequences to stockholders of the Company expected to result from the Mergers contemplated by the Merger Agreement, under currently applicable law, are as set forth under the caption "The Merger -- Certain Federal Income Tax Consequences" on pages 45 through 47 of the Proxy Statement included in the Registration Statement. You have not requested, and we do not express, an opinion concerning any other tax consequences of the Mergers.

    This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations promulgated thereunder, and judicial and administrative decisions and rulings, all of which are subject to change either prospectively or retroactively. Also, any variation or difference from the facts as set forth in the Proxy Statement included in the Registration Statement and incorporated herein might affect the conclusion stated herein.

    We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "The Merger--Certain Federal Income Tax Consequences" and "Legal Matters in the Proxy Statement included in the Registration Statement.

                                          Very truly yours,
                                          LATHAM & WATKINS